EXHIBIT 5.1

ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

November 18, 2011

Arrowhead Research Corporation

225 South Lake Avenue, 3rd Floor

Pasadena, CA 91101

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 1,855,635 shares of Common Stock, $0.001 par value per share, of Arrowhead Research Corporation, a Delaware corporation (the “Company”), composed of: (i) 901,702 shares issued in connection with the acquisition of the RNAi business of Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd, which acquisition closed on October 21, 2011 (the “Roche Shares”), (ii) 675,000 shares issued by the Company pursuant to a private offering of Common Stock (the “PIPE Shares” and together with the Roche Shares, the “Common Shares”), (iii) 267,101 shares of Common Stock issuable upon conversion of 1,015 shares of Series A Preferred Stock (the “Series A Preferred Stock”) issued by the Company on October 26, 2011 (the “Conversion Shares”), which conversion is contingent upon receipt of stockholder approval, and (iv) 11,832 shares of Common Stock (the “Dividend Shares”) underlying additional shares of Series A Preferred Stock potentially issuable as an in-kind dividend on the Series A Preferred Stock through March 31, 2012 (the “PIK Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that: (i) the Common Shares have been duly authorized and are validly issued, fully paid and non-assessable, (ii) the Conversion Shares have been duly authorized and, upon receipt of stockholder approval for their issuance upon conversion of the Series A Preferred Stock and the issuance of the Conversion Shares in accordance with the terms of the Series A Preferred Stock Certificate of Designations, Preferences and Rights, will be validly issued, fully paid and non-assessable; and (iii) upon the valid issuance of the PIK Shares as a dividend on the Series A Preferred Stock and the conversion of the PIK Shares into Common Stock, the Dividend Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP